Exhibit 99.1

Fluent Announces New $65 Million Credit Facility

NEW YORK— March 31, 2021 — Fluent, Inc. (NASDAQ: FLNT), a leading data-driven performance marketing company, today announced the entry into a new five-year credit agreement, consisting of a $50.0 million term loan and a revolving credit facility of up to $15.0 million, provided by Citizens Bank, N.A., as administrative agent, lead arranger and bookrunner, and BankUnited, N.A. and Silicon Valley Bank.

The proceeds of the term loan will be used to repay all outstanding amounts under Fluent’s previous credit facility (the “Refinanced Term Loan”), to pay transaction fees and expenses, and for working capital and other general corporate purposes.

Borrowings under the new credit facility bear a floating rate of interest with a LIBOR margin of between 1.75% and 2.75%, which compares favorably to a LIBOR margin of 7.00% under the Refinanced Term Loan. The new credit facility will mature on March 31, 2026.

“This refinancing brings many benefits to Fluent, including considerably lowering our cost of debt capital, enhancing our financial flexibility and providing additional capital to support future growth opportunities,” commented Alex Mandel, Chief Financial Officer of Fluent.

Ryan Schulke, Fluent’s Chief Executive Officer, commented, “We’re thrilled to be partnering with Citizens Bank, BankUnited and SVB on this important transaction and in our journey ahead. In providing this new credit facility, these strategic capital relationships demonstrate confidence and trust in our long-term strategic plan and market opportunity. We are also sincerely appreciative of HIG Whitehorse for their partnership and support under our previous credit facility over the past five years.”

About Fluent

Fluent, Inc. (NASDAQ: FLNT) is a leading performance marketing company with an expertise in creating meaningful connections between consumers and brands. Leveraging our proprietary first-party data asset of opted-in consumer profiles, Fluent, Inc. drives intelligent growth strategies that deliver superior outcomes. Founded in 2010, the company is headquartered in New York City.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in this press release may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Those statements include statements regarding the intent, belief or current expectations or anticipations of Fluent and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements are set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Contact Information:

Investor Relations

Fluent, Inc.

(917) 310-2070

InvestorRelations@fluentco.com